SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on April 16, 2015

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2015 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at California Hotel and Casino, 12 East Ogden Avenue, Las Vegas, Nevada 89101 on April 16, 2015 at 11:00 a.m., local time, for the following purposes:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 6, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, we urge you to vote as promptly as possible by following the instructions included in this proxy statement, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Executive Chairman of the Board of Directors

Las Vegas, Nevada

March 17, 2015

Proxy Statement	1
Introduction	1
Questions and Answers	2
Ownership of Certain Beneficial Owners and Management	6
Corporate Governance	9
Director Independence	9
Selection of Directors	10
Board Leadership and Presiding Director	12
Stockholder Communication with Directors	13
Board Committees	13
Risk Management	14
Risk Considerations in Our Compensation Programs	15
Compensation Recoupment Policy	15
Compensation and Stock Option Committee Interlocks and Insider Participation	15
Executive Officer and Director Compensation	16
Compensation Discussion and Analysis	16
Summary Compensation Table	33
Grants of Plan-Based Awards Table	35
Outstanding Equity Awards At Fiscal Year-End Table	36
Option Exercises and Stock Vested Table	38
Non-Qualified Deferred Compensation Table	39
Potential Payments upon Termination or Change in Control	40
Director Compensation Table	42
Board Committee Reports	44
Compensation and Stock Option Committee Report	44
Report of the Audit Committee	44
Proposals Requiring Your Vote	45
Proposal 1—Election of Directors	45
Director Nominees	46
Meetings of the Board of Directors	49
Proposal 2—Ratification of Independent Registered Public Accounting Firm	50
Audit and Non-Audit Fees	50
Audit Committee Pre-Approval of Audit and Non-Audit Services	51
Equity Compensation Plan Information	52
Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Transactions with Related Persons	53
Policies and Procedures Regarding Transactions with Related Persons	53
Stockholder Proposals; Other Matters	55
Stockholder Proposals	55
Other Matters	55

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2015 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2015 Annual Meeting of Stockholders to be held on April 16, 2015 at 11:00 a.m., local time, at California Hotel and Casino, 12 East Ogden Avenue, Las Vegas, Nevada 89101 and any adjournment or postponement thereof.

A copy of our 2014 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 17, 2015. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

This proxy statement provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 6, 2015 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 110,111,696 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on April 15, 2015 by going to www.proxypush.com/byd. When voting by Internet, please have the control number from the box in the upper right corner of your printed proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on April 15, 2015 by calling 1-866-883-3382. When voting by telephone, please have the control number from the box in the upper right corner of your printed proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Mail—You may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote your proxy.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

• Proposal 1—	FOR the election of each of the twelve nominees to our board of directors.

• Proposal 2—	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

What is the frequency of the Company’s “Say-on-Pay” advisory vote?

At our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), we held our first advisory vote on executive compensation of our Named Executive Officers and on the frequency of holding future advisory votes on executive compensation of our Named Executive Officers. At the 2011 Annual Meeting, our stockholders approved the proposal to hold advisory votes on executive compensation for our Named Executive Officers once every three years.

As a result, consistent with the preference expressed by our stockholders, our second “say-on-pay” advisory vote was held last year at our 2014 Annual Meeting of Stockholders, and our next “say on pay” advisory vote will be held at our 2017 Annual Meeting of Stockholders.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your broker on how to vote your shares, your broker may vote your shares in its discretion only on Proposal 2; however, your shares will not be voted on Proposal 1. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Why did I receive a full set of the proxy materials instead of a Notice of Internet Availability of Proxy Materials?

This year, for our 2015 Annual Meeting, all stockholders are being delivered traditional paper copies of our proxy materials. In the past, we have, from time to time, utilized SEC rules that allow companies to furnish their proxy materials over the Internet, and accordingly, have sent to our stockholders an Internet Availability Notice regarding Internet availability of proxy materials for those years’ annual meetings. In the future, we may again take advantage of the SEC rules, and in such years, will send to our stockholders an Internet Availability Notice for those years’ annual meetings.

How can I receive a full set of the proxy materials by e-mail?

Stockholders may request to receive proxy materials in printed form or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Director Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Director Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 6, 2015, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, the Notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, the Notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, follow the instructions provided by the record holder (i.e., your bank or broker) regarding how to change or revoke your proxy.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is a “routine” matter. Proposal 1 is considered a “non-routine” matter. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the twelve director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our board of directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date for our Annual Meeting, March 6, 2015, by:

•	each person who is a director;

•	each of our current executive officers named in the Summary Compensation Table contained herein;

•	all directors and our current executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 110,111,696 shares of our common stock outstanding on March 6, 2015. Except as noted below, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Class
Directors
William S. Boyd	20,552,005(2)	18.48%
Marianne Boyd Johnson	8,315,461(3)	7.52%
William R. Boyd	2,276,489(4)	2.06%
Keith E. Smith	1,682,038(5)	1.51%
Robert L. Boughner	998,464(6)	*
Thomas V. Girardi	228,305(7)	*
Peter M. Thomas	93,710(8)	*
Billy G. McCoy	90,711(9)	*
Veronica J. Wilson	89,777(10)	*
Christine J. Spadafor	78,129(11)	*
Richard E. Flaherty	45,883(12)	*
John R. Bailey	2,000(13)	*
Paul W. Whetsell	—(14)	—

Other Current Executive Officers
Brian A. Larson	356,902(15)	*
Josh Hirsberg	216,460(16)	*
All directors and executive officers as a group (16 persons)	35,026,334(17)	30.56%

5% or Greater Stockholders
William S. Boyd	20,552,005(2)	18.48%
Marianne Boyd Johnson	8,315,461(3)	7.52%
PAR Capital Management, Inc.	8,363,055(18)	7.60%
One International Place, Suite 2401 Boston, MA 02110
BlackRock, Inc.	6,874,873(19)	6.24%
55 East 52nd Street New York, NY 10022

*	Indicates less than 1% of class.
(1)	Includes shares of common stock underlying certain Career Restricted Stock Units and certain Restricted Stock Units held by our outside directors that were fully vested upon grant, but excludes shares Underlying Restricted Stock Units and Performance Shares that do not independently vest or become exercisable within 60 days of March 6, 2015. These excluded Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC.

(2)	Includes 19,088,078 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; 212,654 shares held by the BG-09 Limited Partnership, of which WSBGPT and the Marianne E. Boyd Gaming Properties Trust are the general partners; and 153,117 shares owned by Mr. Boyd’s spouse. Includes 3,000,000 shares of our common stock held by WSBGPT that are pledged or held in a margin account. Also includes 958,063 shares issuable pursuant to options exercisable within 60 days of March 6, 2015; and 140,093 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. With respect to the 212,654 shares held by BG-09 Limited Partnership, WSBGPT does not hold voting power and WSBGPT shares dispositive power with the Marianne E. Boyd Gaming Properties Trust. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.
(3)	Includes 1,859,802 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 38,143 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 38,143 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 36,853 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 38,143 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 38,143 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 36,653 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 22,745 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 5,412,040 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; and 212,654 shares held by the BG-09 Limited Partnership, of which MBGPT and WSBGPT are general partners. Includes 5,793,410 shares of our common stock held by MBGPT and BG-00 Limited Partnership, of which MBGPT is the general partner, that are pledged or held in a margin account. Also includes 375,380 shares issuable pursuant to options exercisable within 60 days of March 6, 2015; and 33,455 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock. With respect to the 212,654 shares held by the BG-09 Limited Partnership, MBGPT holds sole voting power, and MBGPT shares dispositive power with WSBGPT. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.
(4)	Includes 2,019,660 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 38,742 shares held by the Sean W. Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 182,349 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.
(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 1,217,667 shares issuable pursuant to options exercisable within 60 days of March 6, 2015.
(6)	Includes 215,800 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee; and 10,000 shares of our common stock held by the Robert L. Boughner 2012 Long Term Trust, of which Mr. Boughner is co-trustee. Includes 623,352 shares issuable pursuant to options exercisable within 60 days of March 6, 2015; and 149,312 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.
(7)	Includes 79,710 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 13,000 shares of our common stock held by the Peter M. and Nancy Thomas Revocable Trust, of which Mr. Thomas is trustee. Includes 1,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015. Includes 79,710 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Includes 1,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015. Includes 79,710 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(10)	Includes 9,067 shares of our common stock held by the I.R.A. FBO Veronica Wilson, Pershing LLC, as custodian; and 1,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015. Also, includes 79,710 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)	Includes 8,200 shares of our common stock held by the Spadaforclay Group Inc. Defined Benefit Pension Plan, dated January 1, 2005, of which Ms. Spadafor is trustee; and 1,500 shares of our common stock held by the 2012 Trust UAD 6/1/12, of which Ms. Spadafor is trustee. Also, includes 68,429 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)	Includes 9,000 shares of our common stock held by the Flaherty Family Trust, Richard E. and Ricci J. Flaherty, co-trustees. Includes 1,000 shares of our common stock held in the Richard E. Flaherty SEP. Also, includes 35,883 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(13)	Includes 2,000 shares held by the JRB-TAT Bailey Family Trust, of which Mr. Bailey is co-trustee. Mr. Bailey was elected to our Board of Directors effective January 19, 2015.
(14)	Mr. Whetsell was elected to our Board of Directors effective January 19, 2015.
(15)	Includes 4,000 shares of our common stock held by the IRA FBO Brian A. Larson, Sunamerica Trust Co., as Custodian. Includes 228,095 shares issuable pursuant to options exercisable within 60 days of March 6, 2015; and 59,215 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.
(16)	Includes 20,500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 128,184 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015.
(17)	Includes 3,716,090 shares of our common stock issuable pursuant to options exercisable within 60 days of March 6, 2015. Also includes 8,793,410 shares of our common stock which are pledged or held in a margin account. Also includes 382,075 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock; and 423,152 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of the holder’s service on the board of directors.
(18)	Based solely on information contained in Schedule 13G, Amendment 2, filed with the SEC on February 17, 2015 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. (collectively referred to as “PAR”). PAR has sole dispositive and voting power of 8,363,055 shares.
(19)	Based solely on information contained in Schedule 13G, Amendment 1, filed with the SEC on January 30, 2015 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 6,691,478 shares and sole dispositive power over 6,874,873 shares.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of John R. Bailey, Richard E. Flaherty, Thomas V. Girardi, Billy G. McCoy, Christine J. Spadafor, Peter M. Thomas, Paul W. Whetsell and Veronica J. Wilson is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and within the meaning of our director independence standards (detailed below). As discussed below in Proposal 1, Election of Directors, Mr. Girardi is retiring from the board of directors at the end of his current term and is not standing for re-election at the Annual Meeting.

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch, Ltd. (“Switch”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”) described in the section of this proxy statement titled “Transactions with Related Persons.” In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) that the transactions with Switch and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions;

(ii) Mr. Thomas’ limited ownership interest in Switch and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in Switch and SBS, including that he is neither an officer nor employee of SBS or Switch, he is not a member of SBS and is a non-managing member of Switch, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal year 2015) to Switch and SBS and the competitive rates at which such amounts were paid; and (v) Mr. Thomas’ personal net worth. Additionally the board of directors considered the nature and scope of the relationship of Mr. Thomas’ sibling with Switch, which is further discussed below under “Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons—Transactions with Related Persons.”

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company that are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our twelve directors who are standing for election should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career-long contributions and leadership of our Executive Chairman with respect to the Company and the gaming industry, which spans more than 40 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 25 years in the gaming industry, including over 20 years with the Company, as well as his service as a member of the board of directors of a publicly traded company and his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner has with the Company as well as his service as a member of the board of directors of a publicly traded company; (iv) the significant “ground up” operations and management experience with the Company, including more than 20 years as a member of our board of directors, which Ms. Johnson contributes coupled with her service on other boards and community organizations; (v) the nearly 30 years of experience in the gaming industry with the Company, including various administrative and operational roles, as well as over 20 years of service on our board of directors, that Mr. William R. Boyd provides; (vi) the broad business and management experiences across other industries, including a sound foundation for understanding and applying strategic and operational issues and challenges, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the leadership, organizational and strategic focus and experience from General McCoy’s decorated military career, as well as his experience in the gaming industry and his past service as a member and Chairman of the board of directors of a public company; (ix) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and his service on other public company boards; (x) the distinguished career in financial accounting academia from Dr. Flaherty’s more than 30 years of service as a university faculty member, including his 10 years of administrative leadership experience from serving as dean of two different business schools; (xi) the professional experiences of Mr. Bailey from his more than 30 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company; and (xii) the significant and strategic expertise of Mr. Whetsell from more than 35 years of senior management responsibilities within the hospitality industry, his active involvement in lodging and hospitality associations and his service on other public company boards.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, we may retain a professional search firm to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

John R. Bailey and Paul W. Whetsell, members of our Board of Directors and nominees for election at the Annual Meeting, have not previously been elected by the Company’s stockholders. On January 16, 2015, Mr. Bailey and Mr. Whetsell were each recommended as a director nominee by the Corporate Governance and Nominating Committee, and each was elected to serve, beginning January 19, 2015, as a director of the Company in newly created seats on our Board of Directors. Mr. Bailey was originally identified as a potential director nominee by one of our current independent members of the board of directors. Mr. Whetsell was initially identified as a potential director nominee by a professional search firm.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

We have a separate Chief Executive Officer and Chairman of the Board of Directors. William S. Boyd serves as our Executive Chairman of the Board of Directors, and Keith E. Smith serves as our President and Chief Executive Officer. Mr. Smith also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. We believe this separation of responsibilities provides an appropriate delegation of duties and responsibilities. Our Executive Chairman concentrates on the strategic opportunities and direction of the board of directors and the Company as well as engaging in customer and team member relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the management and coordination of the operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the board of directors.

Another important component of the board of directors’ leadership structure is the role of our Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Executive Chairman and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated Peter M. Thomas as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Compensation and Stock Option Committee and a Corporate Governance and Nominating Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Dr. Flaherty, Ms. Spadafor, Mr. Thomas and Ms. Wilson, is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation and Stock Option Committee.    The functions of the Compensation and Stock Option Committee (the “Compensation Committee”) include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each of the members of the Compensation Committee, Mr. Girardi, General McCoy and Ms. Wilson, is “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith. Mr. Smith is a Named Executive Officer and a member of our seven (7) member management committee (“Management Committee”). For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer made compensation recommendations to our Compensation Committee for its consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation Committee believes that input from both our Chief Executive Officer and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation. Additionally, pursuant to its charter, the Compensation Committee may, from time to time, form and delegate authority to subcommittees when appropriate, although no such subcommittees were formed or utilized during 2014.

The Compensation Committee has the sole authority to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations. The Compensation Committee has the sole authority to approve that consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) in 2014 to provide compensation related analysis and consulting services. Pursuant to our request, Exequity provided analysis in 2014 on certain of our executive compensation related programs and policies as a part of an executive compensation review, all as further discussed below in our Compensation Discussion and Analysis. A representative of Exequity has participated in past meetings of the Compensation Committee, and may do so again in the future, from time to time, as requested by the Compensation Committee. Additionally, for 2014, the Compensation Committee reviewed whether the work of Exequity as a compensation consultant raised any conflict of interest or independence issues, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee ultimately determined, based on its review of such factors, that the work of Exequity has not created any conflict of interest.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for election at the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each of the members of the Corporate Governance and Nominating Committee, General McCoy, Mr. Girardi, Ms. Spadafor and Mr. Thomas, is “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Risk Management

The board of directors is actively involved in the ongoing oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee each play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, and the system of internal controls which management and the board of directors have established. As further discussed below, the Compensation Committee, among other things, periodically reviews with management the Company’s compensation policies and attempts to ensure that the Company’s compensation policies reinforce business strategies and objectives for enhanced stockholder value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, as well as implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Risk Consideration in Our Compensation Programs

Our Compensation Committee, together with management, periodically reviews the compensation policies and practices for employees across the Company, including our Named Executive Officers and members of our Management Committee, and considers how they relate to material risks facing the Company. In this review, the Compensation Committee and our management, together with input and recommendations from our compensation consultants, consider the different types of incentive compensation arrangements used across the Company in light of such risks. We also consider whether the design of these arrangements, together with other policies and practices of the Company, operate to mitigate the potential for excessive risk-taking.

Based upon this review, our management concluded, and the Compensation Committee concurred, that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company. The following are among the factors considered in reaching this conclusion:

•

our compensation plans and programs generally provide potential rewards based on a balanced combination of both the short-term and long-term goals of the Company, thereby mitigating the potential for rewarding short-term results that appear in isolation to be favorable;

•	none of our business units carry a disproportionate portion of our risk profile or vary significantly from the Company’s overall risk and reward structure;

•

the manner in which we structure our compensation, including our belief that the mix of compensation that we provide helps us to mitigate risk by providing compensation that depends in part on the long-term success of the Company;

•

we have Stock Ownership Guidelines for our directors and senior officers, including the members of our Management Committee, which we believe focuses our leadership on long-term stock price appreciation and sustainability; and

•

all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable, and certain of our equity awards are contingent upon the Company’s performance measured over multiple years.

Compensation Recoupment Policy

Effective January 1, 2014, we adopted a Compensation Recoupment Policy pursuant to which we may, under certain circumstances, “clawback” the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our Named Executive Officers and other key executives of the Company. If it is determined that a covered executive officer’s misconduct led to or contributed to financial reporting that requires restatement, we may require such executive officer to reimburse us for incentive compensation received by the executive officer to the extent such compensation is in excess of that which would have been paid to the executive officer had it been based upon the financial statements as restated. Recoupment applies to payments made in periods following the January 1, 2014 effectiveness of the policy and within three years of the date when the applicable restatement is disclosed.

The Compensation Recoupment Policy permits the Compensation Committee to determine, in its discretion, if it will seek to recover applicable compensation. We believe our Compensation Recoupment Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2014, members of our Compensation Committee included Mr. Girardi, General McCoy, Frederick J. Schwab (who retired from the board at the conclusion of his term at the 2014 Annual Meeting) and Ms. Wilson. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed generally (i) to be competitive with comparable employers in our industry, (ii) to closely align compensation with our annual objectives, long-term goals, shareholder interests and reward above-average corporate performance, (iii) to recognize individual initiative and achievements, and (iv) to assist us in attracting and retaining qualified executives.

Our Named Executive Officers for fiscal year 2014 are as follows:

•	William S. Boyd, our Executive Chairman of the Board of Directors;

•	Keith E. Smith, our President and Chief Executive Officer;

•	Robert L. Boughner, our Executive Vice President and Chief Business Development Officer;

•	Josh Hirsberg, our Senior Vice President, Treasurer and Chief Financial Officer;

•	Brian A. Larson, our Executive Vice President, Secretary and General Counsel; and

•	Paul J. Chakmak, our former Executive Vice President and Chief Operating Officer, who resigned from the Company in September 2014.

Executive Summary

The Compensation Committee generally continued in its philosophy with taking a conservative, measured approach to our compensation programs in fiscal year 2014. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2014, as approved by our Compensation Committee following input, analysis and recommendations from management and our compensation consultant, Exequity.

•

2013 and 2014 Executive Compensation Reviews.    In late 2013, in consultation with Exequity, the Compensation Committee undertook a detailed review of each of the elements of our Named Executive Officers compensation packages to evaluate, and as appropriate, update the overall competitiveness and effectiveness of our executive compensation programs. The Compensation Committee carefully considered several factors, including the expanded scope of individual roles and responsibilities within the Company of our senior executive team as we work to run our business more efficiently, the significant and strategic achievements and accomplishments of the Company in recent years, and the ongoing economic recovery. For 2014, in an effort to remain competitive in its compensation packages and to recognize achievements and leadership, and in consideration of the analysis provided by the 2013 Executive Compensation Review, the Compensation Committee approved base salary increases for all of our Named Executive Officers as well as increases to the short-term bonus target awards and adjustments to the potential payout scales for our Named Executive Officers to better align the Company’s short-term bonus plan with our bonus program in effect prior to the recession and with current competitive norms. In the fourth quarter of 2014, Exequity was engaged to perform an additional compensation study to assist the Compensation Committee in its evaluation of long term equity incentive compensation for 2014 as well as 2015 base salaries and annual bonus award levels for of our Named Executive Officers, as discussed further below.

•

Base Salary.    The Compensation Committee determined it was appropriate to increase the base salaries of our Named Executive Officers for 2014. For Messrs. Boyd, Smith and Boughner, our Executive Chairman, Chief Executive Officer and Chief Business Development Officer, respectively, this represented their first increase in base salaries in five years. Base salary increases for our Named Executive Officers were as follows: Mr. Smith $150,000, Mr. Boughner $25,000, Mr. Boyd $20,000, Mr. Chakmak, $15,000, and for each Messrs. Hirsberg and Larson, $10,000.

•

Short-Term Bonus Plan.    For 2014, the Compensation Committee approved potential short-term cash bonus awards payable based on specific, objective performance criteria measured relative to the Company’s operating budget, as approved by the board of directors. As a part of its review of our compensation programs, in late 2013, the Compensation Committee approved certain modifications to our short-term bonus program, which included an increase in short-term bonus target awards for our Named Executive Officers. In fiscal year 2014, our actual corporate performance achieved approximately 94% of our target operating budget. Accordingly, the Compensation Committee approved the payment of short-term bonuses to our current Named Executive Officers, in accordance with the plan, resulting in short-term bonus payments to our Named Executive Officers of approximately 85% of each of their respective target award amounts; however, Mr. Chakmak’s short-term bonus payment was prorated to 75% of the foregoing amount, reflecting his time served with the Company during 2014 in accordance with the terms of his separation agreement.

•

Equity Compensation.    In the fourth quarter of 2014, the Compensation Committee approved long-term incentive equity compensation for our currently serving Named Executive Officers. After considering the 2014 Executive Compensation Review, as well as broader trends in current compensation practices generally at publicly traded companies in our peer group, the Compensation Committee granted our currently serving Named Executive Officers equity awards that allocated roughly twenty percent (20%) of the intended value of the equity compensation in the form of stock options and roughly forty percent (40%) of the intended value in the form of each restricted stock units (“RSUs”) and performance-based restricted stock units (“Performance Shares”), respectively. This represented a change from our past practice of allocating approximately one-third of the intended value to each equity compensation component. The Compensation Committee also approved the following new target valuations for the equity compensation awards: For Mr. Smith $3,000,000; for Messrs. Boyd and Boughner, $1,000,000, for Mr. Hirsberg, $700,000 and for Mr. Larson $650,000. These target award values were consistent with the Compensation Committee’s on-going philosophical goal of having our Named Executive Officers’ compensation generally approach the 50th percentile of our selected peer group of companies, as assessed in the 2014 Executive Compensation Review and discussed further below.

•

Risk Considerations.    As a part of its review in 2014 of our compensation practices and policies, the Compensation Committee evaluated risks associated with our compensation programs. As described above under the section Risk Considerations in Our Compensation Programs, the Compensation Committee undertook an annual evaluation of our compensation risk. The Compensation Committee concluded that our compensation policies and practices for fiscal year 2014 do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

2015 Compensation.    In the fourth quarter of 2014, in consultation with Exequity, the Compensation Committee again undertook a detailed review of each of the elements of the compensation packages of our currently serving Named Executive Officers (other than for our Executive Chairman and founder, Mr. Boyd) to evaluate and update, as appropriate, the overall competitiveness and effectiveness of our executive compensation programs. Other than for Mr. Boyd, whose unique position with our Company we believe is not readily comparable within a peer group context, the 2014 Compensation Review indicated that the overall target compensation packages of our Named Executive Officers continued to generally compare at or near the 50th percentile of our peer group, after giving effect to salary increases approved by the Compensation Committee for 2015, as discussed below.

Consideration of Say-on-Pay.

The Company’s most recent advisory vote on executive compensation was held last year, at the 2014 Annual Meeting. Approximately 85% of the votes cast on the advisory vote on executive compensation proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement for our 2014 Annual Meeting, and, as a result, our Named Executive Officer compensation was approved. The board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee has made some important changes to various components of our executive compensation over the last year, which demonstrate our ongoing commitment to ensure our executive compensation remains aligned with the interests of our stockholders and current market practices.

Process.

Our compensation process generally consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and short-term and long-term incentive compensation. At the senior-most corporate levels, we designed the incentive compensation to primarily reward company-wide performance. In establishing compensation, our Compensation Committee, among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2014, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer, Keith E. Smith. The Compensation Committee approved the compensation arrangements of the other Named Executive Officers after reviewing the recommendations of our Chief Executive Officer. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs and generally has the authority, subject to any existing contractual or other rights of participants, to modify or terminate those practices and programs.

We have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. In 2013, Exequity was engaged to provide an executive compensation study, consistent with prior years, and to assist the Compensation Committee in its review and evaluation of our executive compensation programs generally, including by providing analysis on competitive compensation practices for 2014 base salaries and short-term bonus awards. In late 2014, Exequity was again engaged to perform an updated compensation study to assist the Compensation Committee in its evaluation of long term equity incentive compensation for 2014 as well as 2015 base salaries and annual bonus award levels for of our currently serving Named Executive Officers, as discussed further below.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our future performance. The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology/equipment companies; and (iii) resort hotel operator companies.

During 2014, the Compensation Committee generally compared the compensation paid to our Named Executive Officers with the compensation paid to executives at: Ameristar Casinos, Inc.; Caesars Entertainment; Churchill Downs, Inc.; Isle of Capri Casinos, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Wynn Resorts, Ltd.; Bally Technologies, Inc.; Hyatt Hotels Corp.; International Game Technology; Scientific Games Corp.; Starwood Hotels & Resorts; Vail Resorts, Inc.; and Wyndham Worldwide Corp. This same peer group (except for Ameristar Casinos, Inc., which had been acquired and as such, no longer separately reported) was utilized in the 2014 Executive Compensation Review regarding our long term incentive equity compensation for 2014 as well as 2015 base salary and annual bonus awards.

The Compensation Committee has generally sought to ensure that each of our Named Executive Officer’s compensation is competitive with similarly situated executives at other companies within the applicable comparative group. The Compensation Committee also considers general market surveys and trends as part of the various factors it reviews in setting executive compensation. This practice allows for comparison both to direct gaming companies as well as to the broad leisure sector, and offers the Compensation Committee multiple vantage points from which to evaluate compensation. While the Compensation Committee reviews the compensation levels of executives at comparable companies and generally targets our executive management’s compensation toward the 50th percentile of the Company’s peer group, the Compensation Committee does not benchmark, and the compensation packages of our Named Executive Officers are not tied to a relative ranking of compensation against other companies or that peer group.

Our compensation program is intended to recognize achievement and leadership when appropriate and to further align the interests of our Named Executive Officers with those of our stockholders, including with respect to our future performance and achievement of strategic objectives. For example, our long-term incentive awards are entirely equity based, and Performance Shares comprise a meaningful component of the equity compensation for our Management Committee. Our Management Committee, which plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company included certain members of our senior management team in 2014, including each of our Named Executive Officers.

Primary Components of our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (equity compensation).

Base Salary.     We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Salaries are reviewed annually and in certain instances have been adjusted to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

Our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer, including his base salary. For the other Named Executive Officers, our Chief Executive Officer customarily makes recommendations regarding compensation to our Compensation Committee for their review and approval. Where appropriate, the Compensation Committee and our Chief Executive Officer have historically considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities, time in a particular role and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, the Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at other select companies within the gaming and hospitality industries, as identified above; and

•	compensation analysis performed for us by our compensation consultants.

For 2014, the Compensation Committee determined, following consultation with Exequity, review of the objectives of our compensation program and in recognition that the base salaries of Messrs. Boyd, Smith and Boughner had not changed for five consecutive years, that increases to the base salaries for each of our Named Executive Officers were appropriate and are as follows: for Mr. Smith, in the amount of $150,000, bringing his salary to $1,250,000; for Mr. Boughner, in the amount of $25,000, bringing his salary to $1,125,000; for Mr. Boyd, in the amount of $20,000, bringing his salary to $1,020,000; for Mr. Chakmak, in the amount of $15,000, bringing his salary to $765,000; for Mr. Hirsberg, in the amount of $10,000, bringing his salary to $495,000; and for Mr. Larson, in the amount of $10,000 bringing his salary to $475,000.

Additionally, late in 2014, based on input from Exequity and the 2014 Executive Compensation Review, the Compensation Committee determined that generally a 2% base salary adjustment was appropriate for our Named Executive Officers and other members of our senior management team, other than for Mr. Hirsberg and Mr. Larson, whose compensation was found in each case to be trailing the Compensation Committee’s desired goal relative to the competitive pay practices of our peer group. Accordingly, the 2015 base salaries of our currently serving Named

Executive Officers were increased as follows: for Mr. Smith, in the amount of $25,000, bringing his salary to $1,275,000; for Mr. Boughner, in the amount of $25,000, bringing his salary to $1,150,000; for Mr. Boyd, in the amount of $20,000, bringing his salary to $1,040,000; for Mr. Hirsberg, in the amount of $40,000, bringing his salary to $535,000; and for Mr. Larson, in the amount of $25,000, bringing his salary to $500,000.

Short-Term Bonus.     Our Named Executive Officers are eligible to receive short-term (or annual) bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under our 2000 MIP are generally set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles.

For 2014, the Compensation Committee continued our compensation practice of awarding cash bonuses based upon achievement of specific, predetermined objective performance targets, as it had for the past three fiscal years. As a part of its review of the elements of our executive compensation programs, in late 2013, the Compensation Committee approved certain modifications to the Company’s short-term bonus program for 2014. These approved changes included increases to the short-term bonus target awards for our Named Executive Officers and expansion of the potential payout scale, with: (i) the threshold bonuses reflecting achievement of 80% of the target performance level and yielding 50% of the target bonus payout; (ii) target bonuses reflecting achievement between 95-105% of the target performance level; and (iii) a maximum bonus reflecting the achievement of 130% or more of the target performance level and yielding 200% of the target bonus payout. The current potential payout scales are generally similar in structure to those utilized under our annual bonus plan prior to the recession.

The performance target was performance against our 2014 operating budget, measured based on EBITDA (earnings before interest, taxes, depreciation and amortization), as approved by the board of directors. For 2014, the approved operating budget was adjusted consolidated company EBITDA of $535.5 million. 1

For each of our Named Executive Officers, the short-term bonus potential awarded for 2014, as a percentage of base salary, was as follows:

Executive	2014 Threshold Bonus	2014 Target Bonus	2014 Maximum Bonus
William S. Boyd	47.50%	95%	190%
Keith E. Smith	75.00%	150%	300%
Robert L. Boughner	47.50%	95%	190%
Paul J. Chakmak	47.50%	95%	190%
Josh Hirsberg	37.50%	75%	150%
Brian A. Larson	37.50%	75%	150%

The actual award payout levels are increased or decreased based on the actual achievement relative to our 2014 approved operating budget. No short-term bonus awards are earned for a performance level of less than 80% of the approved operating budget. Minimum award payouts are earned at a performance level of 80% of the approved budget, resulting in a payout award potential of 50% of the Named Executive Officer’s target bonus amount. Target award payouts are earned at a performance level between 95% and 105% of budget. Maximum payouts are earned at a performance level of at least 130% of budget, resulting in a payout award potential of 200% of the Named Executive Officer’s target bonus amount.

Our actual 2014 performance, determined consistent with prior years, resulted in the achievement of approximately 94% of the approved operating budget, exceeding the threshold performance level. As a result, the Compensation Committee approved short-term bonus payments for 2014 representing approximately 85% of each Named Executive Officer’s target bonus award amount. The precise amount of each currently serving Named

[1]	Note, EBITDA is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of EBITDA to U.S. generally accepted accounting principles (“GAAP”), please see Note 15 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Adjusted consolidated company EBITDA for the 2014 approved operating budget included 100% of EBITDA, after corporate expense, with respect to our wholly owned properties and 50% of earnings before interest and taxes, with respect to operations of Borgata Hotel Casino and Spa, a 50%-owned joint venture.

Executive Officer’s bonus is set forth below in the “Non-Equity Inventive Plan Compensation” column of the Summary Compensation Table. The precise amount of Mr. Chakmak’s bonus is set forth below under “Potential Payments upon Termination or Change in Control (2014)”. In accordance with his separation agreement, Mr. Chakmak’s bonus was prorated to 75% of the amount he would have received had he remained employed with us, reflecting his time served with the Company during 2014.

Given the modifications made by the Compensation Committee to our short-term bonus program for the prior fiscal year, the Compensation Committee concluded that no further changes to the program were needed for the 2015 award cycle. As such, for 2015, the Compensation Committee continued its practice of utilizing the achievement of predetermined, objective performance targets for short-term bonus awards and set the target as performance against the 2015 operating budget, as approved by our board of directors, measured based on EBITDA. Additionally, consistent with fiscal year 2014, the approved short-term bonus payout parameters for our currently serving Named Executive Offers for 2015, as a percentage of their base salaries, are as follows:

Executive	2015 Threshold Bonus	2015 Target Bonus	2015 Maximum Bonus
William S. Boyd	47.50%	95%	190%
Keith E. Smith	75.00%	150%	300%
Robert L. Boughner	47.50%	95%	190%
Josh Hirsberg	37.50%	75%	150%
Brian A. Larson	37.50%	75%	150%

The actual award payout levels will be increased or decreased based on the actual achievement relative to our 2015 approved operating budget on a similar performance level payout scale as our 2014 bonus program.

Long-Term Compensation.    We believe that the long-term compensation component should serve as both an incentive for achieving longer term company performance goals and as a retention tool for our executives. In 2014, as we have done each year since 2008, all of the long-term compensation awards granted to our Named Executive Officers were in the form of equity awards.

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serves to further align their interests with the interests of our stockholders as a whole and to encourage them to manage the Company in its best long-term interests.

The Compensation Committee determines the type of equity awards that are to be granted to our Named Executive Officers. Over recent years, these equity awards have consisted of grants under our stock incentive plans of stock options, RSUs and Performance Shares. Stock options are intended to provide strong alignment with stockholders and only provide value to the executives if the stock price appreciates over the grant price. RSUs provide additional linkage to stock price and serve to promote the retention of our executives. Performance Shares provide reward opportunities for achieving sustained multi-year performance goals as set by our Compensation Committee. Further, Performance Shares are intended to enhance the equity award component of compensation, promote retention and incentivize long-term strategic performance by balancing some of the risks of stock price volatility with long-term internal drivers of value. Each of these awards is ultimately denominated in shares of our common stock and is earned over three years, thus providing a strong incentive to grow stockholder value.

Over the past three years (2011 through 2013), the Compensation Committee had approved equity awards to our Named Executive Officers comprised of stock options, RSUs and Performance Shares, with approximately one-third of the equity compensation award value split among each of the three types of awards for each of our current Named Executive Officer.

In connection with the 2014 Executive Compensation Review, the Compensation Committee noted a shift in broader trends in current compensation practices generally at publicly traded companies, with less emphasis being placed on stock option grants and more long term incentive award value allocated in the form of RSUs and performance-based equity awards. As a result, in late 2014, the Compensation Committee approved equity awards to our currently serving Named Executive Officers comprised of stock options, RSUs and Performance Shares, with the awards representing approximately 20%, 40% and 40% of the aggregate intended award value, respectively. The Compensation Committee remains committed to the belief that this mix of stock options, RSUs and Performance Shares in our equity compensation continues to further align the long-term interests of senior management and our stockholders, provides meaningful compensation value and serves as a valuable retention tool.

All equity awards granted as long-term compensation to our Named Executive Officers in 2014 were granted pursuant to the 2012 Stock Incentive Plan (the “Stock Incentive Plan”), which was last approved by our stockholders at our 2012 Annual Meeting.

Stock Options, RSUs and Performance Shares

The Compensation Committee has the authority and determines, on a discretionary basis, whether to grant equity awards, as well as the amount and the terms of such awards, based on the Named Executive Officer’s position within the Company.

The stock options granted in 2014 feature a three-year vesting schedule, with one-third of each award vesting on each anniversary of the grant date. The RSUs granted in 2014, other than those granted under the Career Shares Program, feature three-year cliff vesting. The Performance Shares granted in 2014 provide for three-year cliff vesting and are subject to achievement of the three performance metrics for each of our Named Executive Officers. Each performance metric works and is measured independently of the others and includes a minimum (or threshold) performance level, a target performance level and a maximum performance level opportunity. The scale to be applied to each metric is a sliding scale and generally works as follows:

Metric Performance Achievement	Performance Shares Payout (as % of target award)
Below Minimum	-0-
Minimum	50%
Target	100%
Maximum (and above)	200%

The three performance metrics associated with the Performance Shares granted to our Named Executive Officers in 2014 are: (i) net revenue growth; (ii) EBITDA growth; and (iii) customer service score. Each of the performance metrics is measured over the three full fiscal years following the date of grant and each performance metric represents one-third (1/3) of the shares potentially payable on settlement of the Performance Shares. These are the same performance metrics and value allocations as utilized with our grants of Performance Shares in 2011, 2012 and 2013, but the specific target performance levels for the Performance Shares granted in 2014 have been updated to reflect the Company’s current budget and future outlook for the three-year measurement period commencing on January 1, 2015 and running through December 31, 2017. The achievement level of each Performance Share metric will determine the final payout of shares under the award at the end of the measurement period. All three metrics must be satisfied at a maximum performance level for the maximum payment of 200% to be earned. If none of the three performance metrics achieves the minimum performance level, then no shares will be earned and awarded. Achievement between the payout points shown in the table above will be interpolated on a linear basis.

The Compensation Committee set specific targets for the three Performance Share metrics, as well as the minimum levels required to receive any share payout and the levels that would earn a maximum payout. The Compensation Committee determined the minimum, target and maximum levels of net revenue growth and EBITDA growth after considering comparable historical and current budgeted revenue and operating income. In setting the customer service score metric, the Compensation Committee also considered historical performance as well as the Company’s goals and expectations with respect to the next three years. The Compensation Committee has determined that the performance metrics were all sufficiently challenging to incentivize performance. The minimum performance levels generally require average performance and are expected to be achieved. The target performance levels are intended to be reasonably achievable and require a higher or above average performance and the maximum performance levels require extraordinary performance.

Following the Compensation Committee’s review of our executive compensation, including consideration of the competitive pay practices data analyzed in the 2014 Executive Compensation Review, in the fourth quarter of 2014, the Compensation Committee approved the following new target valuations for the equity compensation awards to our currently serving Named Executive Officers: For Mr. Smith $3,000,000; for Messrs. Boyd and Boughner, $1,000,000, for Mr. Hirsberg, $700,000 and for Mr. Larson $650,000. The number of shares of common stock underlying each component of the award was based on a share price of $11.95 per share. The Compensation Committee believes that these current equity compensation target award values are appropriate to ensure that our Named Executive Officers are adequately compensated, are in line with current market practices and remain consistent with our overall pay philosophy of targeting the 50th percentile of our peer group.

The number of stock options, RSUs and Performance Shares awarded to each Named Executive Officer is set forth below in the Grants of Plan-Based Awards Table. These figures represent grant date values calculated in accordance with SEC requirements, which likely differ from the ultimate value upon vesting, if and when it occurs, as a result of fluctuations in our stock price and, in the case of Performance Shares, the extent we achieve, if at all, our multi-year performance goals.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. During 2014, however, the Compensation Committee approved a delay in the 2014 annual equity award grant until the next scheduled committee meeting on December 10, 2014, rather than granting an equity award issuance on the fifth business day following our third quarter earnings release, in order to accommodate Exequity’s completion of the 2014 Executive Compensation Review.

In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program, which is discussed below, that provides for the annual grant of RSUs under our Stock Incentive Plan on January 2 of each year or, if January 2 is not a business day, then the next business day.

Our Compensation Committee continues to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether other modifications to the policy are warranted. However, it is anticipated that the Compensation Committee will continue the practice of granting equity awards to our Named Executive Officers in 2015 as long-term compensation.

Performance Shares Vesting.    In late 2011, the Compensation Committee approved the award of Performance Shares to each of our Named Executive Officers, representing the Company’s initial grant of this long term incentive instrument. The three performance metrics associated with the Performance Shares granted in 2011 are: (i) net revenue growth; (ii) EBITDA growth; and (iii) customer service score, with each metric representing one-third of the total Performance Share award. Performance under these awards is measured over a three year period commencing on January 1, 2012 and continuing through December 31, 2014. As detailed below, for each of our Named Executive Officers, the Compensation Committee determined that the Performance Shares have vested based on the achievement of the following performance levels.

Net Revenue Growth:     The first metric “net revenue growth” is generally defined as the compound annual growth rate (or “CAGR”) of total revenue for all of the Company’s wholly-owned properties less (i) promotional expenses and (ii) certain other non-operations derived income or losses. Net revenue growth utilizes the final audited results for 2011 as the applicable baseline. For purposes of the 2011 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	1.25%	50%
Target	2.25%	100%
Maximum	3.25%	200%

Note: Performance achievement between minimum and target and between target and maximum is prorated on a straight line basis. For every two (2) basis points below target, payout to our Named Executive Officers is reduced by one (1) percentage point. For every one (1) basis point above target, payout will be increased one (1) percentage point. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

Our actual performance over the measurement period was a CAGR of 10.20%, in part as a result of the completion of our successful acquisitions of the IP Biloxi (“IP”) in October 2011 and Peninsula Gaming, LLC (“Peninsula”) and its five operating casino properties in November 2012. Because this CAGR exceeded the maximum performance level, the Compensation Committee approved a payout of 200% of each of our Named Executive Officers target award opportunity attributable to this criterion.

EBITDA Growth:    The second performance metric “EBITDA growth” is defined as the CAGR of EBITDA for all of the Company’s wholly-owned properties less certain corporate expenses. EBITDA growth utilizes the final audited results for 2011 as the applicable baseline. For purposes of the 2011 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	2.5%	50%
Target	5.0%	100%
Maximum	7.5%	200%

Note: Performance achievement between minimum and target and between target and maximum is prorated on a straight line basis. As such, for every five (5) basis points below target, payout to our Named Executive Officers will be reduced by one (1) percentage point. For every 2.5 basis points above target, payout will be increased one (1) percentage point. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

For our EBITDA Growth metric, our actual performance over the measurement period was a CAGR of 14.9%, also in part due to our successful acquisitions of the IP and Peninsula, which exceeded the maximum performance level. As a result, the Compensation Committee approved a payout of 200% of each of our Named Executive Officers target award opportunity attributable to this criterion.

Customer Service Score:    The third performance metric “Customer Service Score” is determined based on the simple blended 3-year average score across the following customer categories: (i) overall satisfaction; (ii) intent to return; and (iii) intent to recommend. The customer survey was conducted by an independent third-party, utilizing a 6-point scale. The applicable baseline utilized for the 2011 Performance Shares was the blended average score from January through October 2011 of 5.40%. For purposes of the 2011 Performance Shares, the performance and payout scale were as follows:

	3 Year Avg. score	Payout
Threshold	5.35%	50%
Target	5.40%	100%
Maximum	5.45%	200%

Note: Performance achievement between minimum and target and between target and maximum is prorated on a straight line basis. For every one-hundredth of a point (0.01) below target, payout to our Named Executive Officers is reduced by ten (10) percentage points. For every one-hundredth of a point (0.01) above target, payout will be increased twenty (20) percentage points. For all goals, Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout. Additionally, if our third-party vendor and/or scale system changes during the performance period, all scores would be adjusted to such new scale or system.

For our Customer Service Score metric, our actual performance over the measurement period was 5.40%, which equaled our target performance level. As a result, the Compensation Committee approved a payout of 100% of each of our Named Executive Officers target award opportunity attributable to this criterion.

Performance Share vesting for each of our Named Executive Officers, based on the Compensation Committee’s determination of the Company’s achievement of the specific performance metrics for the three-year period ended December 31, 2014, is reflected below in the “Option Exercises and Stock Vested Table (2014).”

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and to reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006 and amended on October 25, 2010. The Career Shares Program provides for the grant of RSUs (“Career RSUs”) under our Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each Career RSU is analogous to one share of restricted common stock, except that Career RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary is credited to his or her career shares account annually. Each January 2, or, if January 2 is not a business day, then the next business day, Career RSUs are awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Career RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 2, 2015, Career RSUs were granted to all of our currently serving Named Executive Officers as well as to the other members of the Management Committee.

Upon becoming eligible to receive a grant of Career RSUs, participants generally will have their initial award prorated based on the number of full months served in a career shares eligible position during the preceding year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year-end salary and their Career RSUs percentage on the next grant date, since they had served for five full months during the preceding year. If a participant becomes career shares eligible during the last quarter of the year, however, no Career RSUs will be awarded on the next grant date.

Payouts are made at retirement, at which time participants receive one share of our common stock for each vested Career RSU held in their respective career share account, less any applicable taxes. To receive any payout under the Career Shares Program, as amended, participants must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a participant to fifty percent (50%) of his or her career shares account. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion. During 2014, the Compensation Committee did not utilize this discretion. Additionally, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment of a Career RSU generally must be delayed for at least six months following the date of retirement.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other Bonus Payments

In 2014, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us in 2003. Mr. Boyd has received this special bonus payment each year since 2003 and we expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2015.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out-of-pocket costs directly attributed to such use. These out-of-pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2014 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2014 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

In addition, we provide a country club membership for Mr. Boyd, which is used for both business and personal purposes. The amount of all unreimbursed costs related to this membership for 2014 is reported as other compensation for Mr. Boyd in the Summary Compensation Table.

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2014 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2014.

Our senior management members, including our Named Executive Officers, also are eligible to participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

As we noted above, we believe that ownership in the Company by our executive management team, including our Named Executive Officers, is an important individual incentivizing tool that fosters the management of the Company in its long-term best interests for the benefit of all of our stockholders. Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives, and in October 2010, the Compensation Committee approved certain amendments to reflect the significant change in the broader equities markets and the sharp volatility in our Company’s stock price. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will continue to further the alignment between our executive team and stockholders. Pursuant to the current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to pursue ownership of an amount of our common stock based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5
Chief Executive Officer	5
Chief Operating Officer	4
All Other Members of Management Committee	3
Certain Other Members of Senior Management	1-2

A participant’s stock ownership level can include shares of our common stock represented by RSUs, including Career RSUs and Performance Shares (which are included at an assumed target performance level). The stock ownership guidelines also contain a mechanism to facilitate each participant’s ongoing progress towards achievement of the established stock ownership levels. For any participant who does not then meet their established stock ownership level, the guidelines mandate that 50% of the net shares, after accounting for tax withholding and any option exercise payments, resulting from the sale of stock options or the vesting of RSUs or Performance Shares must be retained by the executive until that individual has met his or her stock ownership level established by the guidelines.

Stock ownership guidelines are also applicable to the independent members of our board of directors, pursuant to certain amendments adopted by our Corporate Governance and Nominating Committee in 2011. The director stock ownership guidelines provide that each independent member of the board of directors will be required to hold stock in the Company at least equal to five (5) times the annual cash retainer received by such independent director. Each director shall have a three (3) year period, after joining the board of directors (or if later, the adoption of the guidelines), in which to accumulate the required level of stock ownership. For purposes of the required stock ownership levels under the guidelines, any deferred shares or RSUs shall be included in such calculation; however, pursuant to the amendments to the guidelines adopted in 2011, the Corporate Governance and Nominating Committee also determined that at least twenty five percent (25%) of the ownership goal must be achieved through direct ownership of shares, with a three (3) year period to achieve such direct ownership beginning in January 2012, using a rolling average stock price. The director stock ownership guidelines, like those applicable to our senior executives, serve as an incentivizing tool for the independent members of the board of directors to strategically guide and manage the Company in its long-term best interests for the benefit of all of our stockholders.

As of the record date for our Annual Meeting, each of our current Named Executive Officers and each independent member of the board of directors has meet the applicable stock ownership guideline requirements.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (the “CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect key executives who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is intended to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We did not modify our CIC Plan in 2014. We do not have individual written severance agreements with our executive officers, including our currently serving Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, that the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. For 2014, the only outstanding plan period under the 2000 MIP was for the short-term, annual incentive awards for 2014. There were no long-term cash incentive awards or award periods outstanding under the 2000 MIP during 2014.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant who has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in our Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholder value in the event of a change in control.

CIC Plan.    Our Named Executive Officers are eligible to participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board of directors ceasing to be continuing directors at any time within a 36-month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

¡	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

¡

then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination,

•	an amount equal to the greater of:

¡	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

¡	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (for a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted, including but not limited to stock options, stock appreciation rights, restricted stock, RSUs and Performance Shares, will become immediately vested in full upon a qualifying termination.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (the “Deferred Compensation Plan”), in which our Named Executive Officers are eligible to participate, Named Executive Officers may defer up to 25% of base salary and up to 75% of incentive compensation paid. We may make discretionary contributions to a participant’s account; however, during 2014, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan, but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    During 2014, the only equity incentive plan in which our Named Executive Officers participated was our Stock Incentive Plan. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our Stock Incentive Plan, a “change in control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members cease, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, including death or disability, except as described below. Any unvested RSUs held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control or corporate transaction (each as defined in the RSU Agreement), any outstanding award will automatically become fully vested. Notwithstanding the foregoing, in the event of a grantee’s Retirement (defined below), the grantee may be entitled to additional vesting with respect to RSUs. With respect to “specified employees” as defined in Internal Revenue Code section 409A, any payout of an RSU that is considered deferred compensation and that is triggered by termination of employment generally must be delayed for at least six months following the date of termination. “Retirement” means separation from service (including as a result of death or disability), other than for Cause (as defined in the RSU Agreement), after reaching age 55 and having at least 10 years of service to the Company. In the event of a Retirement, the grantee will be entitled to accelerated vesting as follows:

Age of Employee and Length of Service at time of Retirement	Acceleration of Vesting for Unvested RSUs
55 years of age and 10-14 years of service	RSUs otherwise scheduled to vest within the 12 months following the date of Retirement shall fully accelerate

55 years of age and 15-19 years of service	RSUs otherwise scheduled to vest within the 24 months following the date of Retirement shall fully accelerate

55 years of age and 20 or more years of service	RSUs otherwise scheduled to vest within the 36 months following the date of Retirement shall fully accelerate

Pursuant to the form of our performance share unit agreement (“Performance Share Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, except as described below. Any unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our Performance Share Agreement, in the event of a change in control or corporate transaction (as defined in the Performance Share Agreement), any outstanding award will automatically become fully vested assuming achievement of the applicable performance metrics at target, provided that such change in control or corporate transaction effective date occurs prior to the applicable award determination date. Notwithstanding the foregoing, in the event of a grantee’s Retirement, a portion or all of the shares may be issuable following the performance period (as shortened for a change in control or corporate transaction), based on deemed length of service during the performance period. In the event of a Retirement, the grantee shall be deemed to have provided service for the number of days within the performance period for which the grantee actually provided service, plus a credited number of days equal to 365 (after 10 years of service), 730 (after 15 years of service), and 1095 (after 20 years of service). The resulting number of days will be divided by the number of days in the performance period (with the resulting ratio never exceeding one), and the ratio will be multiplied by the number of shares that would be issued based on actual performance or target performance upon a change in control or corporate transaction.

In 2006, the Compensation Committee initially adopted provisions that provided certain “long service” employees with automatic vesting acceleration and an extended exercise period with respect to stock options upon termination (other than for cause), as described in the table below. Of our Named Executive Officers, William S. Boyd, Robert L. Boughner, and Brian A. Larson currently qualify as “long service” employees. These enhanced stock option provisions do not apply to stock options that are granted within six months of such employee’s termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

In February 2013, the Compensation Committee approved an update to our “long service” employee vesting acceleration and extended exercise period schedule for stock option grants, the effect of which will be to update the length of service thresholds for accelerated vesting of stock options to match the schedule currently utilized with our RSU grants. Therefore, options granted after February 2013, including the 2014 grant of stock options to our Named Executive Officers, are subject to the “long service” employee vesting acceleration and extended exercise period schedule set forth below, while previously granted stock options will remain subject to the schedule above.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 10-14 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 20 or more years of service	Options otherwise scheduled to vest within the 36 months following the date of termination shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2014, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized consulting firm Lee Hecht Harrison to assist and advise during this annual review as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other three most highly compensated executive officers other than the chief financial officer. The Company has structured certain performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m); however, we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service.

The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The performance factors for compensation intended to qualify as performance-based compensation pursuant to Section 162(m) must be approved by stockholders every five years.

Summary Compensation Table (2014)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2012, 2013 and 2014, by each of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(2)	All Other Compensation ($)(5)	Total ($)
William S. Boyd	2014	1,020,000	250,000	(7)	924,570	181,936	823,650	137,654	3,337,809
Executive Chairman of the Board of Directors	2013	1,000,000	250,000	(7)	1,335,139	455,275	660,875	129,196	3,830,485
	2012	1,000,000	250,000	(7)	597,429	232,754	170,000	80,796	2,330,979

Keith E. Smith	2014	1,250,000	—		2,488,674	545,802	1,593,750	48,364	5,926,590
President and Chief Executive Officer	2013	1,100,000	—		2,527,090	1,011,718	940,775	16,813	5,596,396
	2012	1,100,000	—		1,159,281	517,228	242,000	29,905	3,048,414

Robert L. Boughner	2014	1,125,000	—		939,567	181,936	908,438	19,088	3,174,029
Executive Vice President and Chief Business Development Officer	2013	1,100,000	—		1,384,135	455,275	726,963	147,687	3,814,060
	2012	1,100,000	—		612,425	232,754	187,000	161,366	2,293,545

Paul J. Chakmak(6)	2014	543,099	—		112,501	—	—	3,049,250	3,704,850
Former Executive Vice President and Chief Operating Officer	2013	750,000	—		1,212,643	455,275	495,656	19,321	2,932,895
	2012	750,000	—		548,674	232,754	127,500	17,326	1,676,254

Josh Hirsberg	2014	495,000	—		614,939	127,355	315,563	16,900	1,569,757
Senior Vice President, Treasurer and Chief Financial Officer	2013	485,000	—		544,709	190,385	226,253	12,328	1,458,675
	2012	485,000	—		192,648	77,584	58,200	11,367	824,799

Brian A. Larson	2014	475,000	—		573,206	118,256	302,813	23,548	1,492,822
Executive Vice President, Secretary and General Counsel

(1)	Includes amounts deferred, to the extent of such individual’s participation, pursuant to our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	For the year ended December 31, 2014, the Compensation Committee approved the payment of a short-term bonus under the 2000 MIP. For a discussion regarding the 2014 bonus payments, see “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(3)	Reflects the grant date fair value as determined in accordance with Accounting Standards Codification 718 (“ASC 718”) for the fiscal years ended December 31, 2012, 2013, and 2014, respectively, of awards to each of the Named Executive Officers granted in such years pursuant to our Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2012, 2013, and 2014, included in our Annual Reports on Form 10-K filed with the SEC on March 18, 2013, March 14, 2014 and February 27, 2015, respectively. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Includes RSUs (including Career RSUs) and Performance Shares. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance level. As required pursuant to Instruction 3 of Item 402(c)(2)(v) of Regulation S-K, if the performance metrics were all achieved at maximum performance the Grant Date Fair Value of the Performance Shares awarded to each of our Named Executive Officers would be: to Mr. Smith, $2,323,673 to each of Messrs. Boyd and Boughner, $774,565 to Mr. Hirsberg, $542,193, and to Mr. Larson, $503,457. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See—Compensation Discussion and Analysis—Equity Compensation.”

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits
William S. Boyd	$3,900	$442	$20,500	$101,814	$10,998(D)
Keith E. Smith	3,900	442	13,494	30,528	—
Robert L. Boughner	3,900	442	12,154	2,592	—
Paul J. Chakmak	3,900	442	11,381	—	3,033,527(E)
Josh Hirsberg	3,900	442	12,558	—	—
Brian A. Larson	3,900	442	15,174	4,032	—

(A)	Represents amounts we contributed pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2014, $4,182 is attributable to the use of a corporate car.
(D)	Represents country club membership fees for Mr. Boyd.
(E)	Represents severance-related payments to Mr. Chakmak. See “—Potential Payments upon Termination or Change in Control (2014).”
(6)	Mr. Chakmak resigned from the Company in September 2014. With Mr. Chakmak’s resignation, his 2014 grant of Career Shares – noted in the Stock Awards column of this table – were automatically cancelled in accordance with the provisions of the Career Share Program.
(7)	Includes a special bonus in the amount of $250,000 that was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated in December 2003.

Grants of Plan-Based Awards Table (2014)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2014.

Name	Award Type	Grant Date	Date of Compensation Committee Action(7)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(8)	Grant Date Fair Value of Equity Awards ($)(9)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Boyd	Short-term bonus(1)	—	—	484,500	969,000	1,938,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—	—	—	13,263	—	—	150,005
	Stock Options(3)	12/10/14	—	—	—	—	—	—	—		33,473	11.57	181,936
	RSU(4)	12/10/14	—	—	—	—	—	—	—	33,473	—	—	387,263
	Performance Shares(5)	12/10/14	—	—	—	—	16,737	33,473	66,946	—	—	—	387,263

Keith E. Smith	Short-term bonus(1)	—	—	937,500	1,875,000	3,750,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—	—	—	14,589	—	—	165,002
	Stock Options (3)	12/10/14	—	—	—	—	—	—	—		100,418	11.57	545,802
	RSU(4)	12/10/14	—	—	—	—	—	—	—	100,418	—	—	1,161,836
	Performance Shares(5)	12/10/14	—	—	—	—	50,209	100,418	200,836	—	—	—	1,161,836

Robert L. Boughner	Short-term bonus(1)	—	—	534,375	1,068,750	2,137,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—	—	—	14,589	—	—	165,002
	Stock Options(3)	12/10/14	—	—	—	—	—	—	—	—	33,473	11.57	181,936
	RSU(4)	12/10/14	—	—	—	—	—	—	—	33,473	—	—	387,283
	Performance Shares(5)	12/10/14	—	—	—	—	16,737	33,473	66,946	—	—	—	387,283

Paul J. Chakmak(6)	Short-term bonus(1)	—	—	363,375	726,750	1,453,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—		—	9,947	—	—	112,501

Josh Hirsberg	Short-term bonus(1)	—	—	185,625	371,250	742,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—	—	—	6,432	—	—	72,746
	Stock Options(3)	12/10/14	—	—	—	—	—	—	—	—	23,431	11.57	127,355
	RSU(4)	12/10/14	—	—	—	—	—	—	—	23,431	—	—	271,097
	Performance Shares(5)	12/10/14	—	—	—	—	11,716	23,431	46,862	—	—	—	271,097

Brian A. Larson	Short-term bonus(1)	—	—	178,125	356,250	712,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/14	12/07/06	—	—	—	—	—	—	6,167	—	—	69,749
	Stock Options(3)	12/10/14	—	—	—	—	—	—	—	—	21,757	11.57	118,256
	RSU(4)	12/10/14	—	—	—	—	—	—	—	21,757	—	—	251,728
	Performance Shares(5)	12/10/14	—	—	—	—	10,879	21,757	43,514	—	—	—	251,728

(1)	Represents short-term (or annual) bonus for the 2014 fiscal year under the 2000 MIP. The award amount is based upon our performance relative to the operating budget measured by our EBITDA, as approved by the board of directors. “Threshold” represents achieving a performance level that is 80% of the target operating budget amount; “Target” represents achieving between 95% and 105% of the target operating budget amount; and “Maximum” represents achieving 130% or more of the of the target operating budget amount. See “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(2)	Represents Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years old and must have been continually employed by us for a minimum of 10 years. Retirement after 10 years of service will entitle a grantee to fifty percent (50%) of his or her Career RSUs. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(3)

Represents stock options granted under our Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2014 have a 10-year term and vest as to 33 1/3% of the shares of our common stock underlying the option grant per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)	Represents RSUs granted under our Stock Incentive Plan. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers in 2014 vest in full upon the third anniversary of the grant date. The RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(5)	Represents Performance Shares granted under our Stock Incentive Plan. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(6)	With Mr. Chakmak’s resignation from the Company in September 2014, his 2014 grant of Career RSUs – noted in the All Other Stock Awards column of this table – were automatically cancelled in accordance with the provisions of the Career Share Program. Also, in accordance with the provisions of his separation agreement, Mr. Chakmak’s short-term bonus payment has been prorated to 75% of the amount he would have received had he remained employed with us, reflecting his time served with the Company during 2014. See also “Potential Payments upon Termination or Change in Control (2014)”.
(7)	Our Compensation Committee has adopted a policy of providing for the automatic grant of Career RSUs on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”
(8)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(9)	Represents the aggregate ASC 718 value of awards made in 2014. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance level.

Outstanding Equity Awards at Fiscal Year-End Table (2014)

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our Named Executive Officers outstanding as of December 31, 2014.

	Option Awards					Stock Awards†
Name *	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(4)
William S. Boyd	305,000	—		39.96	10/19/2015	42,857	(6)	547,712
	305,000	—		39.00	11/02/2016	21,428	(7)	273,850
	195,000	—		38.11	12/06/2017	47,222	(8)	603,497
	146,375	—		7.55	11/03/2019	42,857	(9)	547,712
	146,375	—		8.34	11/01/2020	21,428	(10)	273,850
	76,531	—		6.70	12/07/2021	33,473	(11)	427,785
	51,021	25,510	(1)	5.22	11/08/2022	16,737	(12)	213,899
	25,511	51,020	(2)	9.86	11/07/2023
	—	33,473	(3)	11.57	12/10/2024

Keith E. Smith	115,000	—		39.96	10/19/2015	133,882	(5)	1,711,012
	115,000	—		39.00	11/02/2016	95,238	(6)	1,217,142
	185,000	—		38.11	12/06/2017	47,619	(7)	608,571
	231,265	—		7.55	11/03/2019	67,222	(8)	859,097
	231,265	—		8.34	11/01/2020	95,238	(9)	1,217,142
	170,068	—		6.70	12/07/2021	47,619	(10)	608,571
	113,379	56,689	(1)	5.22	11/08/2022	100,418	(11)	1,283,342
	56,690	113,379	(2)	9.86	11/07/2023	50,209	(12)	641,671
	—	100,418	(3)	11.57	12/10/2024

Robert L. Boughner	115,000	—		39.96	10/19/2015	42,857	(6)	547,712
	115,000	—		39.00	11/02/2016	21,428	(7)	273,850
	130,000	—		39.78	11/07/2017	51,944	(8)	663,844
	135,800	—		8.34	11/01/2020	42,857	(9)	547,713
	51,020	—		6.70	12/07/2021	21,428	(10)	273,850
	51,021	25,510	(1)	5.22	11/08/2022	33,473	(11)	427,785
	25,511	51,020	(2)	9.86	11/07/2023	16,737	(12)	213,899
	—	33,473	(3)	11.57	12/10/2024

Josh Hirsberg	25,000	—		33.31	01/02/2018	40,601	(5)	518,881
	20,000	—		6.60	11/04/2018	14,286	(6)	182,575
	20,000	—		7.55	11/03/2019	7,143	(7)	91,288
	10,000	—		8.34	11/01/2020	16,250	(8)	207,675
	25,510	—		6.70	12/07/2021	18,000	(9)	230,040
	17,007	8,503	(1)	5.22	11/08/2022	9,000	(10)	115,020
	10,667	21,333	(2)	9.86	11/07/2023	23,431	(11)	299,448
	—	23,431	(3)	11.57	12/10/2024	11,716	(12)	149,724

Brian A. Larson	35,000	—		39.96	10/19/2015	21,428	(6)	273,850
	35,000	—		39.00	11/02/2016	10,714	(7)	136,925
	55,000	—		39.78	11/07/2017	15,417	(8)	197,029
	39,320	—		8.34	11/01/2020	21,428	(9)	273,850
	25,510	—		6.70	12/07/2021	10,714	(10)	136,925
	25,510	12,755	(1)	5.22	11/08/2022	21,757	(11)	278,054
	12,755	25,510	(2)	9.86	11/07/2023	10,879	(12)	139,027
	—	21,757	(3)	11.57	12/10/2024

(*)	As of December 31, 2014, Mr. Chakmak did not have any unexercised stock options outstanding or any unvested stock awards.
(†)	See also “Option Exercises and Stock Vested Table (2014)” for a discussion of certain Performance Shares that vested based on performance for the three-year period ended December 31, 2014.
(1)	These stock options were granted on November 8, 2012 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 8, 2013. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(2)	These stock options were granted on November 7, 2013 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 7, 2014. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”
(3)	These stock options were granted on December 10, 2014, and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on December 10, 2015. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”
(4)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2014, $12.78, multiplied by the aggregate number of Career RSUs, Restricted Stock Units or Performance Shares, as applicable, held by the Named Executive Officer on such date.
(5)	Represents unvested Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. The only Named Executive Officers whose Career RSUs were fully vested as of December 31, 2014 were Mr. Boyd, Mr. Boughner, and Mr. Larson. The actual market value of our common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career RSUs can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(6)	Represents Restricted Stock Units granted under our Stock Incentive Plan on November 8, 2012. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(7)	Represents Performance Shares granted under our Stock Incentive Plan on November 8, 2012. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K, the amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(8)	Represents Restricted Stock Units granted under our Stock Incentive Plan on February 13, 2013. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(9)	Represents Restricted Stock Units granted under our Stock Incentive Plan on November 7, 2013. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(10)	Represents Performance Shares granted under our Stock Incentive Plan on November 7, 2013. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K, the amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(11)	Represents Restricted Stock Units granted under our Stock Incentive Plan on December 10, 2014. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(12)	Represents Performance Shares granted under our Stock Incentive Plan on December 10, 2014. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K, the amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

Option Exercises and Stock Vested Table (2014)

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our Named Executive Officers during the fiscal year ended December 31, 2014.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
William S. Boyd	—	—	127,549	1,671,723	(3)(4)
Keith E. Smith	—	—	253,968	3,381,584	(3)
Robert L. Boughner	—	—	128,875	1,686,720	(3)(4)
Paul J. Chakmak	291,815	$1,145,893	114,286	1,439,433	(5)
Josh Hirsberg	—	—	38,096	507,248	(3)
Brian A. Larson	—	—	63,309	830,595	(3)(4)

(1)	Consistent with applicable SEC rules, represents the number of Career RSUs and/or RSUs that vested during 2014 for the applicable Named Executive Officer, multiplied by the market price of the underlying shares of our common stock on the vesting date.
(2)	On December 7, 2011, our Named Executive Officers were granted Performance Shares under our Stock Incentive Plan, with vesting based on the Compensation Committee’s determination of the Company’s achievement of specific performance metrics for the three-year period ended December 31, 2014. On February 27, 2015, the Compensation Committee determined that performance metrics for this period had been achieved at a level resulting in payout of approximately 167% of the target award. The value realized is calculated by multiplying $13.81, the closing market price on February 27, 2015, the determination date, by the total number of shares that vested for each Named Executive Officer, including Mr. Chakmak, for whom certain Performance Shares were permitted to vest under the provisions of his separation agreement. See “—Compensation Discussion and Analysis—Equity Compensation, Performance Share Vesting.”
(3)	On December 7, 2014, RSUs granted to the Named Executive Officers, under our Stock Incentive Plan on December 7, 2011, vested in full in accordance with the terms of their award agreement. Each RSU represents a contingent right to receive one share of our common stock. The value realized is calculated by multiplying the closing market price on December 5, 2014, $12.49, the vesting date, by the total number of shares that vested.
(4)	Includes Career RSUs that were granted to the Named Executive Officers on January 2, 2014 for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. Since Mr. Boyd, Mr. Boughner and Mr. Larson were at least 55 years old and had been employed by us for at least 20 years as of the January 2, 2014 grant date, they were each immediately 100% vested in the Career RSUs granted. As a result, the value realized becomes the closing market price on January 2, 2014, $11.31, the grant date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, the Career RSUs of Mr. Boyd, Mr. Boughner and Mr. Larson will not convert into our common stock until the termination of each of their respective service with us. The value Mr. Boyd, Mr. Boughner, and Mr. Larson receive, if any, upon such conversion can only be determined at the time that each of their respective service with us terminates.
(5)	Effective upon September 27, 2014, in accordance with the provisions of his Separation Agreement, RSUs granted to Mr. Chakmak under our Stock Incentive Plan on December 7, 2011 vested in full. Each RSU represented a contingent right to receive one share of our common stock. The value realized is calculated by multiplying the closing market price as of the vesting date of September 27, 2014, $10.57, by the total number of shares that vested.

Non-Qualified Deferred Compensation Table (2014)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 75% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2014, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” Our Deferred Compensation Plan is a self-directed investment program containing investment features and funds that are substantially similar to the Company’s 401(k) program. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2014:

Name	Executive Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Keith E. Smith	—	24,704	464,113
Robert L. Boughner	—	32,925	694,007
Paul J. Chakmak (1)	—	25,394	197,145
Josh Hirsberg	—	—	—
Brian A. Larson	—	42,630	408,481

(1)	Mr. Chakmak received $30,865 in distributions from his deferred compensation account in 2014, which funds were held in our predecessor plan. The balance of Mr. Chakmak’s account balance will be distributed to him following the expiration of the required Internal Revenue Code section 409A holding period.

Potential Payments upon Termination or Change in Control (2014)

Under the terms of our 2000 MIP, CIC Plan and our equity incentive plans, including the individual award agreements under our equity incentive plans, payments may be made to our current Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our currently serving Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2014 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $12.78 per share (the closing market price of our common stock on December 31, 2014, the last trading day in 2014);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the Named Executive Officers have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each Named Executive Officer has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, Restricted Stock Units, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that vested and settled based on the Compensation Committee’s subsequent determination of 2014 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Restricted Stock Units, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination			Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	9,471,364	—
Short-term/Annual Bonus (2000 MIP)	969,000	969,000	969,000	969,000(1)	969,000
Unvested and Accelerated Awards Under Equity Incentive Plans	6,214,055	6,214,055	1,634,089	6,214,055	6,214,055
Total	7,183,055	7,183,055	2,603,089	16,654,419	7,183,055

Keith E. Smith
CIC Plan	—	—	—	17,627,149	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	1,875,000(2)	1,875,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	12,103,643	1,711,012
Total	—	—	—	31,605,792	3,586,012

Robert L. Boughner
CIC Plan	—	—	—	4,040,025	—
Short-term/Annual Bonus (2000 MIP)	1,068,750	1,068,750	1,068,750	1,068,750(1)	1,068,750
Unvested and Accelerated Awards Under Equity Incentive Plans	6,376,131	6,376,131	1,735,818	6,376,131	6,376,131
Total	7,444,881	7,444,881	2,804,568	11,484,906	7,444,881

Josh Hirsberg
CIC Plan	—	—	—	3,417,881	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	371,250(2)	371,250
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	2,488,184	—
Total	—	—	—	6,277,315	371,250

Brian A. Larson
CIC Plan	—	—	—	2,921,177	—
Short-term/Annual Bonus (2000 MIP)	356,250	356,250	356,250	356,250(1)	356,250
Unvested and Accelerated Awards Under Equity Incentive Plans	3,003,616	3,003,616	683,986	3,003,616	3,003,616
Total	3,359,866	3,359,866	1,040,236	6,281,043	3,359,866

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

The Company’s former Chief Operating Officer, Paul Chakmak, resigned from the Company effective as of September 27, 2014. Pursuant to the terms of a separation agreement entered into between Mr. Chakmak and the Company, in connection with his termination, Mr. Chakmak received: (a) $765,000 in the form of a lump-sum severance payment, (b) $463,303 representing 75% of the bonus for which Mr. Chakmak was eligible under the 2014 short-term bonus plan, (c) $64,238 as payment for his accrued paid time off, (d) $452,998 in value realized on vesting from the acceleration of certain RSUs (calculated by multiplying the closing market price as of the vesting date of

September 27, 2014, $10.57, by the total number of shares that vested), (e) $253,315 in value realized on vesting from the acceleration of certain stock options (calculated by multiplying the number of shares subject to options that vested by the excess of the closing market price as of the vesting date of September 27, 2014, $10.57, and the exercise price of the respective options), (f) $48,238 in COBRA and related health care premiums (as grossed up for applicable income taxes) payments, and (g) $986,434 in value realized on vesting of certain Performance Shares (calculated by multiplying the closing stock price on the vesting date, February 27, 2015, $13.81, by the number of shares that vested).

Director Compensation Table (2014)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2014.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter M. Thomas	116,500	145,002	—	10,014	271,516
Richard E. Flaherty	97,000	145,002	—	14,353	256,355
Billy G. McCoy	93,000	145,002	—	5,842	243,844
Christine J. Spadafor	91,500	145,002	—	5,007	241,509
Thomas V. Girardi	97,500	145,002	—	—	242,502
Veronica J. Wilson	92,333	145,002	—	—	237,335
Frederick J. Schwab (7)	41,667	—	—	3,338	45,005

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and also both serve as our executive officers. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.” Additionally, effective January 19, 2015, the board of directors elected each of John R. Bailey and Paul W. Whetsell to serve as a new member to the board. As such, neither Mr. Bailey nor Mr. Whetsell received any compensation prior to our fiscal year ending December 31, 2014.
(2)

Represents the amount of cash compensation earned in 2014 for service on our board of directors and committees of our board of directors, as applicable. The independent members of our board of directors approved the conversion to a fixed monthly director fee retainer payment beginning in 2012 in lieu of director fee payments based on attendance at board or committee meetings, which had been our previous historical practice. Additionally in 2013, as a part of a detailed review of the elements of our outside director compensation programs and in consultation with Exequity, the Corporate Governance and Nominating Committee recommended and approved certain modifications to the Company’s compensation programs for the independent members of our board of directors. Primarily these changes were designed to ensure that the Company’s outside director compensation program is competitive with and comparable to peer group compensation practices, generally targeting outside directors’ compensation toward the 50th percentile of the Company’s selected peer group companies (see “—Compensation Discussion and Analysis—Objectives of our Compensation Program”). This annual retainer component in 2014 was $73,000. Each independent director’s monthly retainer was then specifically established based on committee memberships, anticipated meeting frequency and committee chair or lead director positions held during the year. Fixed annual committee retainers were then established at $14,000 for the Audit Committee, $8,000 for the Compensation Committee and $4,500 for the Corporate Governance and Nominating Committee. The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee received an additional annual fee of $12,000 and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, our Presiding Director received an additional annual fee in the amount of $25,000 for serving in such position.

(3)	These amounts reflect the grant date fair value, as determined in accordance with ASC 718, of awards pursuant to our Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 14, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	On April 24, 2014, we awarded each non-employee director RSUs in the amount of 11,808 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2014, each of our current non-employee directors had outstanding RSUs entitling them to 79,710 shares of our common stock upon retirement from the board, other than Ms. Spadafor and Dr. Flaherty. As of December 31, 2014, Ms. Spadafor had RSUs entitling her to 68,429 shares of our common stock upon retirement, and Dr. Flaherty had RSUs entitling him to 35,883 shares of our common stock upon retirement.
(5)	As of December 31, 2014, certain of our current directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Peter M. Thomas	1,000
Billy G. McCoy	1,000
Thomas V. Girardi	5,000
Veronica J. Wilson	1,000

Prior to fiscal year 2009, each non-employee director had received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal year 2007, had received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant. All of these prior grants of stock options were fully vested by the end of fiscal year 2010.

(6)	Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums or received as reimbursement under this plan for the fiscal year ended December 31, 2014.
(7)	Frederick J. Schwab served as a director of the Company during a portion of our fiscal year 2014. Mr. Schwab retired from the board of directors at the conclusion of his then current term at the 2014 Annual Meeting of Stockholders.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas V. Girardi, Chairman
Billy G. McCoy
Veronica J. Wilson
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2014.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

During the course of 2014, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2015. The Audit Committee was kept apprised of the progress of the 2014 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

Richard E. Flaherty, Chairman
Christine J. Spadafor Peter M. Thomas Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

The authorized number of directors is currently fixed at thirteen, as set by the board of directors pursuant to our Amended and Restated Bylaws. Thomas V. Girardi turned 75 years of age during his current term as a director and therefore, pursuant to our Corporate Governance Guidelines, is not eligible to stand for re-election at the Annual Meeting. The Corporate Governance and Nominating Committee determined not to nominate Mr. Girardi as a director on this basis, and the Company’s board of directors has determined to fix the authorized number of directors at twelve, effective upon the election of directors at the Annual Meeting. John R. Bailey and Paul W. Whetsell, members of our Board of Directors and nominees for election at the Annual Meeting, have not previously been elected by the Company’s stockholders. Other than Mr. Girardi, each of our directors is standing for election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

As noted above, Mr. Girardi is retiring from the board at the end of his current term at the 2015 Annual Meeting. He has served on the board of directors of the Company since 2005. The Company and the board of directors wish to acknowledge and extend their sincere thanks to Mr. Girardi for his decade of service and dedication to the Company.

Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the twelve persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The twelve nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership(1)
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
John R. Bailey	54	Director	2015
Robert L. Boughner	62	Executive Vice President, Chief Business Development Officer and Director	1996
William R. Boyd	55	Vice President and Director	1992
William S. Boyd	83	Executive Chairman of the Board of Directors	1988
Richard E. Flaherty	70	Director	2011	Chair
Marianne Boyd Johnson	56	Vice Chairman of the Board of Directors and Executive Vice President	1990
Billy G. McCoy	74	Director	1997		Chair	✓
Keith E. Smith	54	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	59	Director	2009	✓	✓
Peter M. Thomas	65	Director	2004	✓	✓
Paul W. Whetsell	64	Director	2015
Veronica J. Wilson	63	Director	2003	✓		✓

(1)	Thomas V. Girardi will continue to serve as the Chairman of the Compensation and Stock Option Committee and as a member of the Corporate Governance and Nominating Committee until the election of directors at the Annual Meeting.

John R. Bailey was elected by the Board of Directors to serve as a director beginning on January 19, 2015. Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm. Mr. Bailey has more than 30 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Prior to founding his law firm in 2001, Bailey was an associate and shareholder with Lionel Sawyer & Collins, previously Nevada’s largest law firm. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as Chairman of the Nevada State Athletic Commission, Acting Chairman of the Nevada State Bar Moral Character and Fitness Committee, Chairman of the Governing Board of the Andre Agassi College Preparatory Academy, and a Director of the Council for a Better Nevada and the Las Vegas Global Economic Alliance. He also previously served on the Board of Directors of SHFL Entertainment, Inc., a publicly traded company.

Robert L. Boughner has served as a director of the Company since April 1996 and has more than 25 years of senior management experience with the Company. In December 2009, Mr. Boughner was named Executive Vice President and Chief Business Development Officer for the Company. Additionally, from January 2009 through November 2012, Mr. Boughner served as the President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM Resorts International. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. He also served as President and Chief Executive Officer of our Echelon Place project, from July 2005 through the sale of the project in March 2013. Mr. Boughner had held the position of Chief Executive Officer of MDDC from January 1999 through June 2006. Prior to his initial service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada and Southwest Gas Corporation.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, both of whom are directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served as the Executive Chairman of the Board of Directors of the Company since January 2008, and he previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and for the past twelve years, has been on the board of directors and the President Emeritus of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, both of whom are directors and officers of the Company.

Richard E. Flaherty has served as a director of the Company since October 2011. From September 2008 until retiring in July 2010, Dr. Flaherty served as the Dean of the Eberhardt School of Business at the University of the Pacific, in Stockton, California. Prior to that, he had served as Dean of the College of Business and Professor of Accounting at the University of Nevada, Las Vegas (“UNLV”) for eight years; and before joining UNLV, Dr. Flaherty was on the faculty at Arizona State University for approximately twenty-one years. He was also previously on the faculties of the University of Illinois and Oklahoma State University, and served for almost two years as a research associate at the Financial Accounting Standards Board. He has published articles on financial accounting theory and practice in several journals and co-authored an intermediate accounting textbook through six editions.

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001 and has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008. She also serves as chief diversity officer of the Company. Ms. Johnson previously held the position of Senior Vice President of the Company from December 2001 through December 2007; and prior to being elected Senior Vice President, she had served as Vice President of the Company since September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson also serves on the board of directors of Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, both of whom are directors and officers of the Company.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He served on the board of Luscombe Aircraft Corporation from 1997 until July 2007, serving as its Chairman of the Board from 2000 until January 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a trustee of the Community College of Southern Nevada.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith had served as the Company’s Executive Vice President since May 1998. He joined the Company in September 1990. Mr. Smith served as a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2009 through 2014, including having been appointed to serve as its Chairman from January 2012 through December 2014. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and served as Chairman from December 2008 until December 2012. Mr. Smith is also a member of the board of directors of the American Gaming Association having served as its Chairman in 2010 and 2011. He served as the Vice Chairman of the Las Vegas Convention and Visitors Authority from January 2006 to July 2011 and is currently a member of the board of directors of Sky West, Inc.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor has served since March 2004 as the President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm that she founded. The professional focus of SpadaforClay is on strategic and operational issues for small and mid-cap companies, public and private, both domestic and international. Prior to her current firm, she held various roles for nearly a decade as a principal or partner with three global management consulting firms, specializing in strategy development and implementation, operational improvement and corporate restructuring. Ms. Spadafor is a licensed attorney, a registered nurse and a published author. She has been involved with a number of non-profit organizations, including service on various non-profit boards and service from April 2006 until January 2015 as the Chief Executive Officer for St. Jude’s Ranch for Children, a non-profit organization that provides services to abused, abandoned and neglected children. In 2008, she was selected by Direct Women in conjunction with the American Bar Association as one of the top 20 female attorneys in the U.S. with outstanding business expertise.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Director of Thomas & Mack Co. LLC, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas was the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Corp. since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Paul W. Whetsell was elected by the Board of Directors to serve as a director of the Company beginning on January 19, 2015. Since March 2, 2015, Mr. Whetsell has served as the Vice Chairman of Loews Hotels Holding Corporation, and prior to his current position with Loews, he had served as its President and CEO since January 2012. From 2006 until December 2011, Mr. Whetsell was the president and chief executive officer of Capstar Hotel Company. From August 1998 until May 2006, Mr. Whetsell served as the Chairman and CEO of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the CEO of Interstate and its predecessor. He also serves on the board of NVR, Inc., a publicly traded company, CMR Associates, the Cystic Fibrosis Foundation and Dolphin Capital Opportunities. Mr. Whetsell is a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council, and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Veronica J. Wilson has served as a director of the Company since October 2003. From November 2009 until June 2014, Ms. Wilson served as the Executive Director of the Blind Center of Nevada, an organization that assists people with visual impairments. From June 2014 until December 2014, she served as consultant for the Blind Center. Prior to her role as Executive Director, she had served as that organization’s President and Chief Executive Officer since September 2000. In addition, from July 1993 through March 2002, Ms. Wilson had served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council, Chairman of the Aging and Disability Resource Center Advisory Board and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of 9 meetings during 2014. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee held 19, 5 and 4 meetings during 2014, respectively. Mr. Thomas Girardi, who is retiring from the board at the end of his current term at the Annual Meeting, attended three of the meetings of the Corporate Governance and Nominating Committee. Each of the remaining directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the members of the board of directors attended the 2014 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte and Touche LLP (“Deloitte”) has been appointed by the Audit Committee to continue as our independent registered public accounting firm.

In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

For audit year 2015, the Audit Committee has requested management to submit a request for proposal from Deloitte and other independent registered public accounting firms with respect to providing audit engagement services to the Company. Depending on the results from this process, a firm other than Deloitte may be selected to provide audit engagement services. The Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2014 and 2013.

	2014	2013
Audit Fees(1)	$3,318,000	$2,335,000
Audit-Related Fees(2)	443,000	361,000
Tax Fees(3)	195,000	303,000
All Other Fees	—	—

Total	$3,956,000	$2,999,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our equity and debt offerings.
(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2014 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2014.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	12,023,712(1)	$25.73(2)	2,307,578(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	12,023,712(1)	$25.73(2)	2,307,578(3)

(1)	Includes options to purchase shares outstanding under our 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and our Stock Incentive Plan. Also includes RSUs and Performance Shares outstanding under our Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include RSUs or Performance Shares outstanding under our Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Consists of shares available for future issuance under our Stock Incentive Plan, which may also be issued as RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. With respect to our outstanding grants of Performance Shares, the amounts reported in the table above assume that the performance metrics will all be achieved at the target performance level, or one (1) share of our common stock for each Performance Share. If the performance metrics were all achieved at maximum performance, the Performance Shares awarded would be the maximum of two (2) shares of our common stock. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. No Performance Shares were vested as of December 31, 2014, but certain Performance Shares have vested as of the record date based on Company performance during the year ended December 31, 2014. See “Compensation Discussion and Analysis—Equity Compensation, Performance Share Vesting.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING

TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2014 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied.

Transactions with Related Persons

We purchase, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch, Ltd. (“Switch”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). Peter M. Thomas, a member of our board of directors, owns, either directly or indirectly, an approximate 6.3% equity interest as a passive investor in Switch. Mr. Thomas’ family members own collectively, either directly or indirectly, an approximate 22.9% equity interest in Switch. Mr. Thomas does not actively engage in the management of Switch or SBS. Mr. Thomas’ sibling, who is affiliated with Switch, is not involved in the daily business operations or decisions of Switch and does not perform any policy-making functions. Additionally, Mr. Thomas’ sibling is not and never has been an employee of Switch and none of the employees or contractors of Switch report to him. We paid Switch and SBS, in the aggregate, a total of approximately $850,000 in fiscal year 2014, and expect to pay such entities a substantially similar amount in fiscal year 2015, approximately $825,000. Our transactions with Switch and SBS represented less than 0.5% of Switch’s and SBS’s consolidated revenue for 2014 and are expected to represent less than 0.5% of Switch’s and SBS’s consolidated revenue in 2015.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, the Executive Chairman of our Board of Directors. Samuel J. Johnson, III, is the step-son of Marianne Boyd Johnson, our Executive Vice President and Vice Chairman of the Company’s board of directors. Marianne Boyd Johnson received a base salary and cash bonus in the amount of $425,750 for fiscal year 2014 and is receiving a base salary in the amount of $265,000 for fiscal year 2015. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and cash bonus in the amount of $333,450 for fiscal year 2014 and is receiving a base salary in the amount of $238,000 for fiscal year 2015. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary and cash bonus in the amount of $132,201 for fiscal year 2014 and is receiving a base salary in the amount of $113,000 for fiscal year 2015. Samuel J. Johnson, III, Director of Program Development with the Company, received a base salary and cash bonus in the amount of $168,962 for fiscal year 2014 and is receiving a base salary in the amount of $148,800 for fiscal year 2015. Marianne Boyd Johnson, William R. Boyd, Samuel J. Boyd and Samuel J. Johnson, III are also eligible to earn cash bonuses in fiscal year 2015.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our director nominees and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest that exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Consistent with the Company’s bylaws, to be properly considered at the 2016 Annual Meeting of Stockholders, notice of stockholder proposals must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 2, 2016 and not later than February 1, 2016), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2016 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than November 18, 2015. If the date of the 2015 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 16, 2015.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: David Strow, Director Corporate Communications.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/byd
Use the Internet to vote your proxy until 12:00 p.m. (C.D.T.) on April 15, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (C.D.T.) on April 15, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Unanimously Recommends a Vote
FOR all of the Director Nominees identified in Proposal 1 and FOR Proposal 2.

1.	Election of	01 John R. Bailey	05 Richard E. Flaherty	09 Christine J. Spadafor	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Robert L. Boughner	06 Marianne Boyd Johnson	10 Peter M. Thomas		all nominees		from all
		03 William R. Boyd	07 Billy G. McCoy	11 Paul W. Whetsell		(except as marked)		nominees
		04 William S. Boyd	08 Keith E. Smith	12 Veronica J. Wilson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 and FOR PROPOSAL 2.

Date

Address Change? Mark box, sign, and indicate changes below:    ☐

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 16, 2015

11:00 a.m. (local time)

California Hotel and Casino

12 East Ogden Avenue

Las Vegas, Nevada 89101

Boyd Gaming Corporation 3883 Howard Hughes Parkway, Ninth Floor Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, April 16, 2015.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, April 16, 2015 at 11:00 a.m., local time, at California Hotel and Casino, 12 East Ogden Avenue, Las Vegas, NV 89101, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO: http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.